FOURTH AMENDMENT TO DISTRIBUTION AGREEMENT
This fourth amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of January 13, 2022, by and between Total Fund Solution (“Client”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of October 18, 2023 (the “Effective Date”).

WHEREAS, Client and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

TOTAL FUND SOLUTION    FORESIDE FUND SERVICES, LLC

By: /s/ Michael J. Weckwerth	By:	/s/ Teresa Cowan
Michael J. Weckwerth, President		Teresa Cowan, President

EXHIBIT A

Fund Names

Cromwell CenterSquare Real Estate Fund
Cromwell Marketfield L/S Fund
Cromwell Tran Sustainable Focus Fund
Cromwell Foresight Global Sustainable Infrastructure Fund
Cromwell Greenspring Mid Cap Fund
Cromwell Sustainable Balanced Fund